Charles Schwab

THE SCHWAB BUILDING     •    101 MONTGOMERY STREET     •    SAN FRANCISCO, CA 94104    •    (415) 627-7000

April 18, 2003

Richelle S. Maestro

General Counsel

Delaware Group Premium Fund

1 Commerce Square

2005 Market Street

Philadelphia, PA 19103

Re: Clarification and Amendment of Expense Calculation in Participation Agreement

Dear Ms. Maestro:

This letter serves to clarify and amend the calculation of expenses associated with the printing of documents referenced on Schedule E (“Schedule E”) of our participation agreement, dated April 20, 2001 with Delaware Group Premium Fund, (the “Agreement”). Any mailings or distribution of documents made on or after May 1, 2003, will be calculated under the following method:

“Costs shall be allocated to reflect the Fund’s share of the total costs determined according to the number of pages of the Fund’s respective portions of the documents, except with respect to the printing of combined fund prospectuses. The calculation for costs associated with the printing of combined fund prospectuses shall be a weighted average factoring in the percentage of assets allocated to the Fund’s respective portfolio(s) as of April 30 of each year, and the actual number of pages in that portfolio’s prospectus.”

The Agreement otherwise remains unchanged and shall continue in full force and effect.

In the space provided below, please acknowledge your agreement to the foregoing.

Very truly yours,

Charles Schwab & Co., Inc.

By:	/s/ Tina M. Perrino
Name:	Tina M. Perrino
Title:	Vice President, Partner Relations

Great-West Life & Annuity Insurance Company

By:	/s/ Chris Bergeon
Name:	Chris Bergeon
Title:	VP FIM

CHARLES SCHWAB & CO., INC. MEMBER SIPC, NEW YORK STOCK EXCHANGE AND OTHER PRINCIPAL STOCK AND OPTIONS EXCHANGES

ACKNOWLEDGED AND AGREED TO:

Delaware VIP Trust, on behalf of its various series

By:	/s/ David K. Downes
Name:	David K. Downes
Title:	President, COO & CFO

Delaware Management Company, a series of Delaware Management Business Trust

By:	/s/ David K. Downes
Name:	David K. Downes
Title:	Executive Vice President, COO & CFO

Delaware Distributors, L.P.

By:	/s/ David K. Downes
Name:	David K. Downes
Title:	Executive Vice President, COO & CFO

cc:	Beverly Byrne, Esq.
Tina Perrino
Erin Spivak